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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

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                                  FORM 8-A/A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                     Global Industrial Technologies, Inc.
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            (Exact name of registrant as specified in its charter)

               Delaware                                    75-2617871
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(State of incorporation or organization)       (IRS Employer Identification No.)

2121 San Jacinto, Suite 2500
Dallas, Texas                                                75201
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(Address of principal executive offices)                  (Zip Code)

If this form relates to the               If this form relates to the
registration of a class of securities     registration of a class of securities
pursuant to Section 12(b) of the          pursuant to Section 12(g) of the
Exchange Act and is effective pursuant    Exchange Act and is effective pursuant
to General Instruction A.(c), please      to General Instruction A.(d), please
check the following box.|X|               check the following box.| |

Securities Act registration statement file number to which this form relates:
        --------------------------------
        (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:
  Title of Each Class                   Name of Each Exchange on Which
   to be so Registered                  Each Class is to be Registered
   -------------------                  ------------------------------

Preferred Stock Purchase Rights         New York Stock Exchange, Inc.
-------------------------------         ------------------------------



Securities to be registered pursuant to Section 12(g) of the Act:
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                               (Title of Class)
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ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

          On July 9, 1999, Global Industrial Technologies, Inc., a Delaware corporation (the "Company"), amended its Rights Agreement, dated as of October 31, 1995, as amended (the "Rights Agreement"), between the Company and The Bank of New York, a New York banking corporation (the "Rights Agent"), by adoption of the Sixth Amendment to Rights Agreement, dated as of July 9, 1999 (the "Sixth Amendment"). The Rights Agreement was filed by the Company as an exhibit to Form 8-B on October 31, 1995. The capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Rights Agreement. The Sixth Amendment amends various provisions of the Rights Agreement to provide, among other things, that (i) neither Parent nor Purchaser, nor any of their affiliates or associates, shall be deemed to be an Acquiring Person as a result of the transactions contemplated by the Merger Agreement being approved or becoming effective, (ii) a Distribution Date shall not occur by reason of the approval or execution of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement and (iii) if the Merger Agreement is terminated for any reason in accordance with its terms or otherwise, (a) the exclusion of Parent and Purchaser from the designation as an Acquiring Person and (b) the preclusion of the transactions contemplated by the Merger Agreement from causing the occurrence of a Distribution Date shall cease to be effective as of the date of such termination.

          The foregoing description is qualified in its entirety by reference to the Sixth Amendment which is attached as an exhibit hereto and is incorporated herein by reference.


ITEM 2.   EXHIBITS.

Exhibit No.       Description
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  (1)          Sixth Amendment to Rights Agreement, dated as of July 9, 1999, between the Company and the Rights Agent.
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                                   SIGNATURE


    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                GLOBAL INDUSTRIAL TECHNOLOGIES, INC.


                By: /s/ JEANETTE H. QUAY
                    -----------------------------------------
                    Name:  Jeanette H. Quay
                    Title: Vice President, General Counsel
                     and Secretary


Date:  July 12, 1999